EXHIBIT 99.2

            MEDI-HUT ANNOUNCES SETTLEMENT OF ACTION COMMENCED BY THE
                       SECURITIES AND EXCHANGE COMMISSION

Wall Township, New Jersey (August 20, 2003): Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that it has settled the action commenced against it by the Securities and Exchange Commission (the "SEC"). The SEC commenced an action against the Company, its former Chief Executive Officer and director, Joseph A. Sanpietro, former Chief Financial Officer, Laurence M. Simon, and former Vice President of Sales, Lawrence P. Marasco, for accounting and disclosure violations. In its complaint, the SEC alleged that these three former corporate officers inflated Medi-Hut's revenues and earnings through fictitious period-end invoices and other accounting irregularities and concealed that Mr. Marasco owned and controlled one of Medi-Hut's largest customers. Without admitting or denying the allegations of the complaint filed by the SEC, the Company consented to a final judgment of the action against it. Pursuant to the final judgment, the Company is permanently restrained from making any untrue or misleading disclosures, whether such disclosures are in a report filed with the SEC or contained in a press release or other general public disclosure. The Company also must make and keep accurate books, records and accounts and maintain a system of internal accounting controls sufficient to ensure for fair and accurate financial disclosure. Specifically, the Company agreed to refrain from future violations of Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5, 13a-1, 13a-13 and 12b-20 thereunder.

As reported yesterday by the United States Department of Justice, Joseph A. Sanpietro, Laurence M. Simon and Lawrence P. Marasco have pled guilty to conspiracy to inflate the revenue and earnings of the Company and lying to investigators. In addition, Vincent J. Sanpietro, the Company's former Chief Operating Officer and director, pled guilty to obstruction of justice.

David LaVance, Chief Executive Officer of Medi-Hut, commented that "The settlement of the SEC action is another critical step for the Company. Although we are deeply troubled by the criminal actions of our predecessors and the harm such actions have had on our Company and shareholders, we believe that the settlement of the SEC action, the guilty pleas of certain of our former officers and directors and our recent agreement to settle the class action lawsuits will allow the Company to focus on its future operations and its financial reporting. It is our belief that the combination of our current management team, Board of Directors and outside advisors, gives us the ability to enhance shareholder value in the future. We look forward to focusing our energies on the growth of the Company and not on lingering distractions caused by persons who did not place the Company's or its shareholders' best interests above their own."

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since

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these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contact:          Tom Gifford
                  Chief Financial Officer
                  Tel: (732) 919-2799, Ext. 1719; Fax: (732) 919-2798